EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED JUNE 24, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     6/24/05

                        WEEKLY ROR               MTD ROR            YTD ROR

CLASS A UNITS              4.43%                  4.71%              0.03%
CLASS B UNITS              4.41%                  4.64%             -0.43%
* Subject to independent verification


The Grant Park Futures Fund registered a profitable trading week. Positions in the fixed income, currency and agricultural/soft commodity sectors registered the majority of gains. Losses were due mainly to positions in the stock index sector.

Long positions in the fixed income sector gained ground as financial markets around the world settled higher for the week. Analysts credited much of the "global rally" to record high prices for crude oil, which traded above $60 during the past week. Higher energy prices would normally be viewed as inflationary and therefore bearish for prices of fixed income instruments but commentators noted that the price spike in oil might slow economic growth. This would actually force central banks to ease short-term interest rates, particularly in Great Britain and Europe where there has been much speculation that rates will come down. Longs in the Euro bund, the LIFFE Euribor and British short-sterling contract gained as did the London long gilt and Eurex BOBL. The rally was joined by the U.S. T-bond and Ten-year note, benefiting long positions held by the Fund. Gains also came as a result of longs in the Japanese government bond, which closed higher for the week.

The prospect of lower interest rates in Europe pushed the value of euro zone currencies lower, leading to profits in the currency sector. Short positions in the euro and the Swiss franc benefited as both of those currencies traded lower relative to the U.S. dollar. Positions in the cross-rates also gained ground when the British pound traded lower against both the euro and the Japanese yen. Long positions in the U.S. dollar index contributed gains as the contract closed
1.14 basis points higher by Friday's close.

Long positions in the agricultural/soft commodity sector were profitable as the hot, dry conditions continued over much of the Midwestern growing region. November soybeans on the Chicago Board of Trade ended the week 24.25 cents higher at $7.6575 per bushel. December soy meal was $3.75 better at $252.75 per ton while December bean oil closed 1.12 cents better at 26.78 cents per pound. Corn for December delivery was 3.75 cents higher at $2.5275 per bushel.

Lastly, long positions in the stock indices recorded losses over the previous week as the spike in energy prices caused investors to push stock prices lower. Longs in the Nasdaq and the S&P sustained setbacks as investors pushed stock prices lower, worrying that the higher crude prices might slow economic activity. Foreign share markets traded lower for the same reasons, hurting longs in the German DAX, the Australian SPI and Paris CAC. Longs in the Dow Jones futures contract also reported losses for the session.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


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